NEWS RELEASE

	Contacts:	Claire Hart, Senior Vice President Alon USA Partners GP, LLC 972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ▪ Lascar Assoicates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon Partners Declares Cash Distribution

DALLAS, TEXAS, April 30, 2013 - Alon USA Partners, LP (NYSE: ALDW) ("Alon Partners") today announced that the Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon Partners, declared a distribution of $1.48 per unit payable in cash on May 15, 2013 to common unitholders of record at the close of business on May 10, 2013. Cash available for distribution for the three months ended March 31, 2013 totaled $92.8 million.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners' distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners' distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. ("Alon Energy") (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which is marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy's retail convenience stores and other third-party distributors.

The preliminary financial results for the three months ended March 31, 2013 presented below, and utilized for the determination of cash available for distribution, are forward-looking statements based on preliminary estimates. These results reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates and from past results or performance. Such preliminary results are subject to finalization of our financial closing process for the three months ended March 31, 2013. Consequently, there can be no assurances that the preliminary estimates set forth below will be the actual financial results for the three months ended March 31, 2013, and any variation between the estimates and our actual results set forth below may be material.

ALON USA PARTNERS, LP
CASH AVAILABLE FOR DISTRIBUTION
(unaudited)
(dollars in thousands, except per unit data)
Three Months Ended March 31, 2013

Net sales	$804,167
Operating costs and expenses:
Cost of sales	650,203
Direct operating expenses	30,422
Selling, general and administrative expenses	7,665
Depreciation and amortization	12,064
Total operating costs and expenses	700,354
Operating income	103,813
Interest expense	(9,392)
Other income, net	4
Income before state income tax expense	94,425
State income tax expense	900
Net income	93,525
Adjustments to reconcile net income to Adjusted EBITDA:
Interest expense	9,392
State income tax expense	900
Depreciation and amortization	12,064
Adjusted EBITDA	115,881
Adjustments to reconcile Adjusted EBITDA to cash available for distribution before special expenses:
less: Maintenance/growth capital expenditures	2,941
less: Turnaround and catalyst replacement capital expenditures	3,778
less: Major turnaround reserve	1,150
less: Principal payments	625
less: State income tax expense	900
less: Interest paid in cash	9,616
Cash available for distribution before special expenses	96,871
less: Special turnaround reserve	4,104
Cash available for distribution	$92,767

Common units outstanding (in 000's)	62,501

Cash available for distribution per unit	$1.48

Non-GAAP Financial Measure
Adjusted EBITDA represents earnings before state income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.